                                                                    EXHIBIT 23.8

                PRICEWATERHOUSECOOPERS AUDITING STANDARDS LETTER

To the Board of Directors of Stjarn AB
(formerly Singapore Telecom International Svenska AB)

We conducted our audit of the financial statements of the Singapore Telecom International Svenska as for the year ended March 31, 1998 in accordance with auditing standards generally accepted in Sweden, which are substantially the same as those generally accepted in the United States.

/s/ PricewaterhouseCoopers
Stockholm, Sweden
September 17, 1999